Exhibit 5.1

Robson Court, 1000-840 Howe Street Vancouver, BC, Canada V6Z 2M1 T: 604.687.2242 F: 604.643.1200 www.millerthomson.com

August 6, 2010

United States Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:                             Kodiak Oil & Gas Corp.

Ladies and Gentlemen:

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the Company’s preparation of a registration statement on Form S-3 (the “Registration Statement”) to register common shares, no par value (the “Common Shares”), with an aggregate offering price of up to $18,737,000, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) to Form S-3. The Registration Statement relates to the registration statement on Form S-3 (Registration No. 333-152311) filed by the Company with the Securities and Exchange Commission on July 14, 2008, and declared effective on July 24, 2008 (the “Prior Registration Statement”), and is being filed for the purpose of increasing the aggregate offering price of the securities registered under the Prior Registration Statement.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

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We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Registration Satement and any relevant agreements thereunder, will be legally and validly issued, fully paid and nonassessable.

Certain partners of Miller Thomson LLP own 15,000 Common Shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Interests of Named Experts and Counsel.”

Yours truly,

/s/ Miller Thomson LLP